Exhibit 99.1

[MYKROLIS LOGO APPEARS HERE]

Mykrolis Corporation Reports Profit for Fourth Quarter 2003

Sales increase 31 percent sequentially to $58 million; EPS of $0.09

BILLERICA, Mass., January 29, 2004 – Mykrolis Corporation (NYSE: MYK), a leading supplier of components and systems to the semiconductor industry, announced today fourth quarter revenues of $58.2 million, a 31 percent increase from $44.5 million in the third quarter of 2003 and a 25 percent increase from the comparable quarter a year ago.

The net income per diluted share for the quarter of $0.09 compared to a net loss per diluted share of $(0.02) in the third quarter and a net loss per diluted share of $(0.21) in the fourth quarter a year ago.

For fiscal 2003, revenues were $185.9 million, up 4 percent from $178.4 million in fiscal 2002. Net loss per diluted share was $(0.20), which compared to a net loss per diluted share of $(0.80) for a year ago.

C. William Zadel, Chairman and Chief Executive Officer, commented on the fourth quarter results: “The quarter marked a major milestone for Mykrolis, as we achieved profitability for the first time as an independent company. Our results reveal the operating leverage we believe exists in our company as a result of the steps we have taken to streamline the organization and to reduce costs.”

Mr. Zadel continued, “An acceleration of demand through the end of the year, particularly in Japan and Asia, contributed to robust fourth quarter sales that were above our revised guidance. Equipment sales increased 42 percent, driven by higher demand from our OEM customers in Japan as well as in North America. Sales of consumables grew 26 percent from the third quarter, as key Asian chip makers expanded the scope of their annual preventative maintenance programs to change-out filters in anticipation of continued high levels of fab production output.”

Management Outlook

“With the recovery in the semiconductor equipment industry clearly underway, we believe we are prepared to meet the demands of our customers. Reflecting some seasonal impact as a result of our customers’ preventative maintenance programs in the fourth quarter, we anticipate first quarter sales in the range of $62 to $67 million and net income per diluted share in the range of $0.09 to $0.14,” Zadel said.

Revenue by Geographic Region ($’s millions):

	Q4 2003	Q4 2002	% Growth
North America	$15.2	$13.2	15.2%
Japan	22.2	17.3	28.3%
Asia	15.8	11.3	39.8%
Europe	5.0	4.7	6.4%

Total	$58.2	$46.5	25.2%

	Q4 2003	Q3 2003	% Growth
North America	$15.2	$11.7	29.9%
Japan	22.2	15.8	40.5%
Asia	15.8	12.1	30.6%
Europe	5.0	4.9	2.0%

Total	$58.2	$44.5	30.8%

	FY 2003	FY 2002	% Growth
North America	$49.3	$55.3	-10.8%
Japan	67.5	63.3	6.6%
Asia	50.4	41.8	20.6%
Europe	18.7	18.0	3.9%

Total	$185.9	$178.4	4.2%

Quarterly Earnings Call

Mykrolis will hold a conference call to discuss its results for the fourth quarter on Thursday, January 29, 2003 at 10:00 a.m. EST (7:00 a.m. PST). The conference call dial-in number is 800-915-4836; outside the U.S., the number is 973-317-5319. A replay of the call can be accessed at 973-709-2089 (passcode: 324420). The conference call will also be webcast on the investor relations portion of the Mykrolis web site at www.mykrolis.com.

About Mykrolis

Mykrolis Corporation, based in Billerica, Massachusetts, is a worldwide developer, manufacturer and supplier of liquid and gas delivery systems, components and consumables used to precisely measure, deliver, control and purify the process liquids, gases and chemicals, as well as the deionized water, photoresists and vacuum systems utilized in the semiconductor manufacturing process. In addition, the Company’s products are used to manufacture a range of other products, such as flat panel displays, high purity chemicals, photoresists, solar cells, gas lasers, optical disks and fiber optic cables. Mykrolis is formerly Millipore Microelectronics, Inc. For more information, visit www.mykrolis.com.

Mykrolis Forward looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Mykrolis Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words “anticipate”, “believe”, “estimate”, “expect”, “hope”, “may”, “will”, “should” or the negative thereof and similar expressions as they relate to Mykrolis, its business or its management are intended to identify such forward-looking statements. Potential risks and uncertainties that could affect Mykrolis’ future operating results include, without limitation, the risk that a sustained industry recovery may be delayed, may not materialize at all or may be weaker than past recoveries, the risk that the transfer of manufacturing to our new facility may disrupt our ability to fill customer orders, as well as those risks described under the headings “Risks Relating to our Business and Industry”, “Risks Related to Securities Markets and Ownership of Our Common Stock,” and “Risks Related to our Separation from Millipore” in Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Quarterly Report on Form 10-Q for the fiscal period ended September 27, 2003.

Mykrolis Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2003	12/31/2002	12/31/2003	12/31/2002
	(unaudited)		(unaudited)

Net sales	$58,183	$46,464	$185,898	$178,449
Cost of sales	32,838	32,075	105,269	118,783

Gross profit	25,345	14,389	80,629	59,666
Selling, general & admin. expenses	16,544	14,342	64,795	67,809
Research & development expenses	5,590	5,032	19,110	19,685
Restructuring and other charges	(178)	5,182	2,111	5,182

Operating income (loss)	3,389	(10,167)	(5,387)	(33,010)
Other income, net	610	1,496	2,260	3,367

Income (loss) before income taxes	3,999	(8,671)	(3,127)	(29,643)
Income tax expense (benefit)	342	(452)	4,977	2,118

Net income (loss)	$3,657	$(8,219)	$(8,104)	$(31,761)

Basic net income (loss) per share	$0.09	$(0.21)	$(0.20)	$(0.80)
Basic weighted average shares outstanding	40,336	39,722	39,939	39,628

Diluted net income (loss) per share	$0.09	$(0.21)	$(0.20)	$(0.80)
Diluted weighted average shares outstanding	42,757	39,722	39,939	39,628

Reconciliation of net income (loss) to pro forma net income (loss):
Add: Restructuring and other charges	$(178)	$5,182	$2,111	$5,182
Pro forma net income (loss)	$3,479	$(3,037)	$(5,993)	$(26,579)

Pro forma basic net income (loss) per share	$0.09	$(0.08)	$(0.15)	$(0.67)
Pro forma diluted net income (loss) per share	$0.08	$(0.08)	$(0.15)	$(0.67)

Mykrolis Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	(unaudited) December 31, 2003	December 31, 2002
Assets
Cash and cash equivalents	$70,503	$74,085
Accounts receivable, net	46,698	39,971
Inventories	38,771	41,821
Other current assets	10,986	4,946

Total current assets	166,958	160,823
Marketable securities	14,266	—
Property, plant and equipment, net	71,033	74,833
Goodwill and intangible assets, net	24,939	19,403
Other assets	11,155	12,130

Total assets	$288,351	$267,189

Liabilities and shareholders’ equity
Accounts payable	$12,613	$10,288
Accrued expenses and other current liabilities	40,683	34,250

Total current liabilities	53,296	44,538
Other liabilities	12,027	10,007
Shareholders’ equity	223,028	212,644

Total liabilities and shareholders’ equity	$288,351	$267,189

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Contacts:

Bertrand Loy, Chief Financial Officer

Steve Cantor, Director of Investor Relations and Corporate Communications

Tel#: 978-436-6500

Email: investor_relations@mykrolis.com